E-55
Exhibit No. 4
Form 10-SB
Transform Pack International, Inc.

                         LICENSE AGREEMENT

     THIS AGREEXENT made the 29th day of December, 1997;

BETWEEN;  TRANSFORM PACK INC,, a New Brunswick incorporated
company, with Head       office at the City of Moncton, in the
County of Westmorland and Province of New         Brunswick,
hereinafter called the "Grantor."

                                   OF THE ONE PART,

AND;      ELIAS     BROTHERS RESTAURANT INC.,     a Michigan
corporation, hereinafter           called the "Licensee"

                                   OF THE OTHER PART.

     WHEREAS the Grantor has evolved certain research, development, production and distribution (marketing) of innovative packaging technologies based upon various adhesive, spice, taste, and aromatic formulae applied to diverse matrixes, which find application in the food, pharmaceutical and chemical sectors and the Grantor has also evolved certain research, development, production and sale of innovative machinery and equipment relating to the industrial production of the packaging technologies.

     AND WHEREAS the Licensee has requested from the Grantor an exclusive license to manufacture products under the license and the Grantor has agreed to provide an exclusive license to the Licensee upon the terms and conditions as hereinafter set out in this Agreement.

     NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties covenant and agree with each other as follows:

                     ARTICLE I INTERPRETATION

1.1.           Definitions

1.1.1. In this Agreement the following expressions, words, terms and phrases shall, unless the context otherwise indicates, have the respective meanings indicated below:

"Adhesives" - has the meaning ascribed to it as set out in the Canadian Patent Application entitled "Method and Material for
Extending The Shelf-Life of Fresh Foods" filed November 9, 1994, as number 2135416.

"Affiliate" of a specific party means any other person or entity that, directly or indirectly, controls or is controlled by or is under common control with such specified party.

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"Agreement" means this Agreement, all Schedules and other
attachments to this Agreement and any documents incorporated herein by reference and includes all amendments to this Agreement agreed to in writing by the parties hereto.

"Documentation" shall mean those elements of Know-How and other relevant information which are in writing or in the form of drawings, diagrams, technical publications, manuals, designs or otherwise in tangible form and which relate to the formulation, ingredients, manufacture, or production of products or equipment.

"Improvements" shall mean all know-how or patents developed by or for any party which serve to improve, correct, adjust, update or change the formulation, ingredients, manufacture, or production of products or equipment, as the case may be.

"Know-how" shall mean any and all proprietary information, trade secrets and confidential information, including but not limited to, the formulation, ingredients, manufacture, production, uses or packaging of products, Trademarks, Tradenames, copyrights, Patents, Patents Pending, inventions, intellectual property, discoveries, improvements, modifications, enhancements, techniques (manufacturing, production, packaging machinery and equipment or otherwise), concepts, data, technical information and specifications, diagrams, schematics, charts and lists which relate to or are useful in connection with the formulation, ingredients, manufacture, or production of products, whether or not copyrightable or patentable.

"Licensed Technology" shall mean collectively the Patents and Know-How existing as at the date of this Agreement and anytime hereinafter acquired by the

Grantor during the term of this Agreement with free right of disposal;

"Gross Revenues" shall mean in respect of any particular period the revenue derived from the gross sales of products sold by the Licensee to itself or others at market price in the Territory, excluding returns, discounts, value added or sales taxes or other similar taxes payable on the amounts so charged;

"Marketing Brochure" refers to the Marketing Brochure prepared from time to time by or on behalf of the Grantor.

"Needs of the Market" means that, in respect of the Products, (i) they have been approved by all health, safety and governmental regulatory agencies and/or authorities and the Licensee has received formal clearance and approval for the sale, distribution and marketing of the Products in the Territory, and (ii) there exists, in the Territory, a genuine, real and substantial consumer demand for the Products to permit a viable and profitable business operation for the Licensee.

"Patent" shall mean and include any patent or patent pending presently owned or subsequently issued and owned by the Grantor or in which the Grantor has rights which covers the know-how as designated by Grantor in written notice to the Licensee.
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"Product or Products" shall mean the material utilizing the
Grantor's technology.

"Proprietary Information" shall mean the business concept, recipes, food preparation methods, equipment, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, market penetration techniques, plans, or schedules, customer profiles, preferences, or statistics, menu breakdowns, itemized costs, territories, and development plans, and all related trade secrets or confidential or proprietary information, treated as such by the Licensor, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary, by any communication to such effect made prior to or at the time any such Proprietary Information is disclosed to the undersigned, or otherwise.

"Proprietary Marinating spices and Flavours" shall mean customized marinating spices and flavours specially created, formulated and prepared at the request and instructions of a client of either the Grantor or Licensee with respect to that client's private food label or labels.

"Trade Marks" shall refer to those Trade Marks and include all trade marks and trade names that may in the future be adopted by the Grantor in connection with the Licensed Technology.

"Territory" means the geographic area consisting of the Continental United States.

"Trade Secrets" means the formulae for Adhesives, including all technical information, specifications, procedures, processes, spices and flavours (including formulas), Trade Secrets, methods, practices, techniques, information, bills of parts, diagrams, drawings, specifications, blue-prints, lists of materials, or secret processes or other confidential information, with respect to the Canadian patent Application entitled "Method and Material for Extending The Shelf-Life of Fresh Foods" filed November 9, 1994, as number 2135416.

1.2       Interpretation

1.2.1 Where the context permits, words importing the singular number only shall include the plural and vice versa, words importing any gender shall include all other genders and words importing persons shall include corporations, and vice versa. The headings or sub-headings of Article to this Agreement are inserted for convenience of reference only and shall not in any way affect the interpretation of this Agreement. References to any agreement incorporated herein by reference or schedule shall include reference to any amendment or modification of such agreement.

1.2.2 The terms "this Agreement", "hereof 11, "hereunder",
"herein", and similar expressions refer to this Agreement and not to any particular Articles, Section, Sub-Section, Clause or Paragraph of this Agreement, unless the context otherwise requires, and include any agreements supplemental hereto.

1.2.3.         Unless otherwise stated herein, all references to
currency in this Agreement are to lawful money of Canada.
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                  ARTICLE II - GRANT OF LICENSES

2.1       Grant of License

2.1.1. Exclusive Grant: The Grantor grants to the Licensee the exclusive license to commercially manufacture the Licensed
Technology in the Territory, and without limiting the generality of the foregoing, includes the license to:

(a)  exclusively manufacture in the Territory the Products;

(b) exclusively distribute and sell to the list of licensee's clients annexed hereto and marked "All which list can be modified by mutual agreement;

(c) distribute, use and sell only throughout the Territory, the Products, provided, however, that the rights given in this paragraph (c) hereof are not exclusive;

2.1.2 The Licensee acknowledges that some or all of the Know-How has been disclosed and delivered to the Licensee in confidence prior to and in contemplation of the execution' of this Agreement. The remainder of the Know-How shall be furnished to the Licensee as soon as possible after the date of execution of this agreement, provided, however, that trade secrets will not be disclosed or delivered to the Licensee.

2.1.3 The Grantor may permit the Licensee, at its sole cost and expense, to take all necessary steps to enforce any and all rights granted under this Agreement, and in particular to take legal proceedings against third parties to stop and prevent them from infringing the Licensed Technology, including Trade Marks in the Territory, subject to consultation with the Grantor, as to anything respecting the validity of the Licensed Technology or Trade Marks. Any and all damages or awards received by the Licensee as a consequence of taking legal action against third parties infringing the Licensed Technology in the Territory shall be paid to the parties hereto, after the deduction of legal costs and expenses, on a pro rata basis to the actual loss suffered by each party, which will be determined mutually by the parties or, failing same, pursuant to Article 16.2.

                ARTICLE III - DELIURY OF EQUIPMENT

3.1 The parties agree that the Grantor will deliver the necessary equipment to the Licensee in accordance with a separate agreement which will spell out the equipment to be delivered, delivery time, price to be paid for the equipment, and other related matters, which agreement is to be incorporated into this agreement by reference, once it has been executed by the parties.

                         ARTICLE IV - TERM

4.1       Term of Agreement

4.1.1. Subject to the provisions for early termination as set out in this agreement, this agreement shall remain in full force and effect for a period of FIVE (5) YEARS, and shall expire FIVE (5)
YEARS from the date of this Agreement.

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4.1.2. option for three (3) extended terms: The Licensee is granted three (3) five (5) year options to extend the term of this Agreement such that the total term of this agreement will not exceed twenty (20) years, the extending term to begin upon the expiration of the previous term of the Agreement and all the terms, covenants and provisions of this Agreement shall apply to the extended term with the exception, however, that the Licensee shall not have any further option to extend further the term of this Agreement upon the expiration of the third option. The option may be exercised by the Licensee by giving 120 days, notice in writing to the Grantor prior to the expiration of the term, and the notice shall state the date to which the Licensee elects to extend the Agreement.

              ARTICLE V - OBLIGATIONS, WARRANTIES AND
                     COVENANTS OF THE GRANTOR

6.1       Obligations of the Grantor

6.1.1. Sale of Adhesives to the Licenses: Subject to the terms and conditions of this Agreement, the Grantor agrees to sell (or cause to be sold) to the Licensee all Adhesives used by the Licensee in connection with the Licensed Technology. The cost of the adhesives to the Licensee will initially be THIRTEEN DOLLARS AND SEVENTY-FIVE CENTS ($13.75) per kilogram liquid matter, FOB Moncton, New Brunswick, Canada. The parties further agree that the THIRTEEN DOLLAR AND SEVENTY-FIVE CENTS ($13.75) cost for adhesives shall be adjusted yearly by the then current rate of inflation as determined by Statistics Canada and, provided further, that should the raw material costs increase such that they exceed the rate of inflation, the parties will determine the price by mutual agreement or, failing such agreement, by arbitration pursuant to
Article 16.2.

6.1.2. Marketing Information: The Grantor shall provide to the Licensee sample marketing information and standard information such as installation instructions, technical data and manuals as are necessary to promote the manufacture and sale of the Products, and including trade advertisements and promotional literature, if requested by the Licensee. The Licensee shall obtain the prior written approval of the Grantor to use any such information.

6.1.3          Supply Technical Assistance:

(a) The Grantor agrees to use its best efforts to provide the Licensee with technical assistance under this Agreement. The Grantor does not assume any responsibility for any Products produced and sold by the Licensee in the Territory and the Licensee agrees to indemnify and save the Grantor harmless from any claim arising from the Licensee's products.

(b) Following the initial installation and set up of equipment and training of staff, which will be at the cost and expense of the grantor, and upon the written request of the Licensee the Grantor shall render Know-How, training and technical assistance necessary to be provided by the Grantor under this agreement at times and places mutually agreed upon and subject to the availability of the Grantor's personnel and facilities. The Licensee shall obtain any and all necessary visas, work permits, residence permits or other permits or approvals necessary for the entry into and working in the Territory of all technical personnel who are to be provided by the Grantor under the terms of this agreement.

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6.1.4 Quality Assurance Program: The Grantor and Licensee shall work together jointly to establish a quality assurance program to implement standards to ensure that the products is of a high quality and shall meet or exceed all health and market requirements in the Territory.

6.1.5 Supply Personnel: Upon the written request of the Licensee during the terms of this agreement, the Grantor agrees to send at such reasonable intervals and times as may be mutually acceptable to the Grantor and the Licensee, at least one of the Grantor's technical personnel and such additional technical personnel as may be mutually agreed upon between the parties, to the Licensee's plant in the Territory. The Grantor's employee or employees shall render to the Licensee such technical assistance as may be reasonably necessary to produce Products of a quality at least equal to those being produced by the Grantor. Such assistance shall include the training of a reasonable number of the Licensee's personnel. The Licensee shall reimburse the Grantor for the costs with respect to any employees sent to and maintained in the Territory under this paragraph. Such reimbursement shall be made by the Licensee in Canadian currency and shall be the total of the following;

(a) the expenses of the personnel in traveling to and from the Territory; and

(b) the ordinary living expenses of the personnel while in the Territory; and

(c)  salary of the personnel while in the Territory.

The Licensee further agrees to reimburse the Grantor f or the aforementioned costs and expenses within thirty days following receipt of the Grantor's invoice therefor.

6.2  Warranties and Covenants of the Grantor

6.2.1 The Grantor, makes no warranties or representations of any kind, express or implied, save those provided herein and the Grantor represents, warrants and, subject to the terms and conditions of this Agreement, covenants as follows:

(a) It is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of New Brunswick and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of the Grantor, enforceable against it by the Licensee in accordance with its terms.

(c) The execution and delivery of this Agreement by it and the consummation of the obligations and events herein provided for will not result in the breach or violation of any provision of, or constitute a default under,, or conflict with or cause the acceleration of any obligation of the Grantor under any contract to which it is a party or by which it is bound, any provision of the constating documents or by-laws or resolutions of the board of directors or shareholders of the Grantor, any judgment, decree, order or award of any court, governmental body or arbitrator having

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jurisdiction over the Grantor, any license, permit, approval, consent or authorization held by the Grantor or any applicable law, statute, ordinance, regulation or rule.

(d) The Grantor warrants that there are no other existing manufacturing licenses under the Know-How in the Territory and covenants that no further disclosure to third parties will be made by it of the manufacturing Know-How in the Territory while this Agreement is in force.

             ARTICLE VI - OBLIGATIONS, WARRANTIES AND
                     COVENANTS OF THE LICENSEE

7.1       Obligations Of the Licensee

7.1.1 Promote Sales: The Licensee shall use its best efforts to promote the manufacture and sales of the Products in the Territory, and conduct its business in a manner so as to enhance the reputation of the Products, Know-How and Trade Marks.

7.1.2 Manufacture to Quality: The Licensee shall use its best efforts to diligently manufacture the Products with the highest standards having regard to the nature of the Products and the use to which they are to be put.

7.1.3 Design for Production: Within 90 days after disclosure by the Grantor of all Know-How pursuant to article 2.1.2 of this Agreement, the Licensee shall provide the Grantor with an action plan and critical path with respect to the manufacture of the products.

7.1.4 Purchase Adhesives From the Grantor: The Licensee shall purchase from the Grantor all Adhesives used in connection with the Licensed Technology.

7.1.5 Supply Sample Products: The Licensee further agrees to supply by air express to the Grantor a sample of the Products from each batch produced, if so requested by the Grantor, during the course of this Agreement and the Grantor agrees to utilize its laboratory services to analyze these samples and to render promptly, by air mail, telephone or telex or telecopy, at the Grantor's discretion, a report to the Licensee concerning the quality and shelf life of the Products, in order to maintain continuous production of Products of uniformly high quality.

7.1.6 Promotion: The Licensee agrees diligently to promote the sale of the Products under this Agreement and agrees to meet production quotas, as mutually agreed to by the parties, or as determined by the Grantor failing mutual agreement, and the Licensee further agrees to promote the product at all necessary trade shows, conventions and the like throughout the territory.

7.1.7 Compliance with Local Laws: The Licensee shall ensure that any registration or notification required by the laws of the Territory shall have been carried out. The Licensee shall comply with all laws and regulations as may apply with the Territory, as applicable to this agreement and all transactions and activities contemplated or to be performed under this agreement.

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7.1.8 Location of Production Facilities: The Licensee must keep the Grantor informed of the locations of its production facilities in a timely manner and agrees that the Grantor may inspect such facilities at all reasonable times.

7.1.9 Insurance: The Licensee shall be responsible for adequate insurance coverage relating to the use of the Licensed Technology by the Licensee in the Territory, with a minimum public liability coverage of $5,000,000.00.

7.1.10 Taxes and Approvals: The Licensee shall be responsible for all excise and import taxes, as well as all regulatory approvals from appropriate governmental agencies in the Territory.

7.2       Warranties and Covenants of the Licensee

7.2.1 The Licensee represents, warrants and, subject to the terms and conditions of this Agreement, covenants as follows:

(a) this Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of the Licensee, enforceable against it by the Grantor in accordance with its terms;

(b) The execution and delivery of this Agreement by it and the consummation of the obligations and events herein provided for will not result in the breach or violation of any provision of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Licensee under any contract to which it is a party or by which it is bound, any provision of the constating documents or by-laws or resolutions of the board of directors or shareholders of the Licensee, any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Licensee, any license, permit, approval, consent or authorization held by the Grantor or ~any applicable law, statute, ordinance, regulation or rule.

(c) Advertising: The Licensee covenants that it shall not advertise the Products outside the Territory.

(d) Remain in Territory: The Licensee covenants that it shall not seek customers, establish any branch or maintain any office or depot in relation to the Products anywhere outside the Territory.

(f) The Licensee covenants to make the Royalty payments to the Grantor by reason of sales by the licensee either to itself or others and for the observance and performance by the licensees of all the provisions of this Agreement.

                  ARTICLE VII - ROYALTY PAYMENTS

8.1       Royalty Payments

8.1.1. Royalties: As consideration for the license granted under the licensed Patents, Patents pending, Know How and Trade Marks, the Licensee agrees to pay the Grantor during the term of this Agreement an ongoing royalty equal to .000875 dollars per square inch of product (for

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

example: 24 square inches of product would have a royalty of 2.1 cents,), hereinafter called the "royalty or royalties".

8.1.2 Payment Period: Within f if teen (15) days of the end of each month in each year, the Licensee shall deliver to the Grantor a report setting out the numbers, description (including description of end use) and value of the sales of each Products manufactured by or on behalf of the Licensee and sold by it (whether separately or as part of any larger unit or products) during such preceding quarter. Concurrently with the making of each such report, the Licensee shall remit the Royalties then due to the Grantor in respect of the Products sold by or on behalf of the Licensee in the preceding quarter.

8.1.3 Estimated Minimum Royalties: The Grantor agrees that no minimum royalty will be applicable for the first six (6) months of the Agreement, although royalties will be due and payable in accordance with 8. 1. 1, but thereafter the parties will mutually determine the minimum royalties to be applicable for the following year and each year thereafter. Provided, however, if the Licensee does not achieve the minimum royalty levels outlined above, the Grantor shall have the option to cancel the exclusive aspect of this agreement and the Grantor would be free to enter into similar agreements with others within the Territory.

8.1.4 Samples: No Royalties shall be payable in respect of Products sold or otherwise disposed of by the Licensee for the purpose of samples or bona fide tests on such Products.

8.1.5 No Deduction f or Tax: All payments to the Grantor under this agreement shall be made without any deduction of any kind except for withholding taxes, if any, eligible on the payments. The Licensee undertakes to take all reasonable steps to assist the Grantor to obtain the benefit of any double taxation agreement which may apply to any of the payments under this agreement and to minimize the impact of any taxation in respect of such payments.

8.1.6 Withholding Taxes: In the event that withholding taxes are eligible on any payments under this agreement, the Licensee shall withhold the withholding taxes required and shall promptly remit such taxes to the appropriate taxing authority in the Territory. Upon any such remittance, the Licensee shall promptly provide the Grantor with any documentation that the Grantor shall reasonably require so as to obtain a foreign tax credit in Canada.

8.1.7 Canadian Dollars: Except as otherwise specified in this agreement, all payments required to be made by or on behalf of the Licensee under this agreement shall be paid in Canadian dollars.

                  ARTICLE VIII - INDEMNIFICATION

9.1       Indemnity for Patent and Trade Mark Actions

9.1.1 Modified Products: The Grantor shall have no obligation to defend the Licensee or to pay costs, damages or legal fees for any claim based on any modifications made to the Products by the Licensee.

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       ARTICLE IX - REGISTRATION AND MAINTENANCE OF PATENTS

10.1 Registration and Maintenance of Patents

10.1.1 If any Patents are issued in the Territory, the Grantor shall be responsible for maintaining and keeping the Patents in the Territory in full force and effect throughout the term of this Agreement.

                      ARTICLE X - TRADE MARKS

11.1 Trade Marks and Other Proprietary Marks

11.1.1 Description as Authorized Licenses: The Licensee is obligated to describe, refer to and advertise itself as a licensee of the Grantor with the exclusive grant of the licensee as provided in Article 2.1.1 hereof.

11.1.2 The Licensee agrees that its right to use the trade name and trade mark shall be conditioned upon its selling only Products of a quality equal to those being produced at any given time by the Grantor, or at the Grantor's discretion, in accordance with the reasonable standards of quality specified from time to time by the Grantor. The Licensee acknowledges that the control of quality and quantity of spices used in any process is very important and will establish proper quality and quantity controls, and further agrees to indemnify and save the Grantor harmless from any claim or legal action in this regard.

11.1.3 Application for Registration of Trade Marks: In the event that the Grantor decides to apply for registration of any one or more of the Trade Marks in connection with the Products in the Territory, the Grantor shall notify the Licensee in writing and may request and obtain the Licensee's advice and assistance if required, and keep the Licensee informed of pertinent - developments and/or the issuance of registration. The cost of any such registration of trade marks shall be for the account of the Grantor and all such registrations shall be applied for and issue in the name of and as the sole property rights of the Grantor. Provided, however, that the Licensee shall pay additional royalties for such developments, which royalties shall be determined mutually, or, failing that, the Licensee may not utilize such trade marks.

11.1.4 Now Trade Marks: If any Trade Marks of the Grantor are used by the Licensee, alone or in combination with other trade marks of the Grantor or the Licensee, in such manner as to be distinctive by reason of design, color, format or any other reason, such distinctive features and associated good will shall become the property of an enure to the benefit of the Grantor, and the Licensee agrees that it will, without any payment or other consideration, sign and execute such documents as are necessary to transfer and assign all rights thereto to the Grantor.

11.1.5 Transfer to Grantor: Should the law or regulations of any part of the Territory invest the Licensee with any property rights to any of the Trade Marks, the Licensee shall promptly, freely and co-operatively relinquish to the Grantor any and all such rights upon termination of this agreement for any reason, without recourse or cost to the Grantor and shall thereafter refrain from any further usage of the said Trade Marks.

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11.1.6 Cease Using on Termination: Following termination of this agreement for any reason whatsoever, the Licensee agrees not to register or use any of the Trade Marks, or any trade marks or trade names which are the same as or confusingly similar to the Trade Marks. This obligation shall survive the termination of this Agreement.

                   ARTICLE XI - CONFIDENTIALITY

12.1           Confidentiality

12.1.1 The International Confidentiality Agreement for Technology
Transfer & Information Agreement signed by the parties hereto on October 6, 1997 is hereby incorporated unto this agreement by reference.

                   ARTICLE XII BOOKS AND RECORDS

13.1      Books and Records

13.1.1 Duty to Keep Records: The Licensee shall keep at its principal place of business clear, accurate and comprehensive records showing, in particular, all sales in the Territory of the Products manufactured by or on behalf of the Licensee, or purchased from the Grantor and sold in the Territory in sufficient detail to enable the payments due under this agreement to be correctly ascertained. The Licensee shall adhere to accounting standards equal to or better than generally accepted accounting principles established by the chartered accounting profession in Canada.

13.1.2 Audit Discrepancy: The Grantor shall be entitled to appoint an auditor or accountant to audit the records for the production and sales of the Products, and the Licensee shall give access to such records and supporting documentation and otherwise reasonably assist in such audit so that the Grantor may obtain independent verification of the written statements referred to above, such audit to be made at the expense of the Grantor. However, in the event that such audit reveals an error in favour of the Licensee in excess of five (5%) percent of the amount stated in the production statements for the year in question, then, the Licensee shall be responsible to pay for the full cost of the audit.

                   ARTICLE XIII - FORCE MAJEURE

14.1      Excusable Delay

14.1.1 In case of force majeure preventing or hindering either party from performing its obligations under this agreement, the affected party may give written notice to the other containing reasonable particulars of the force majeure in question and the effect of such force majeure as it relates to the obligations of the affected party and such force majeure shall not constitute a default under this agreement, provided that the party affected by the delay makes reasonable efforts to correct the reason for such delay. Such notice shall entitle the affected party to suspend deliveries or payments, as the case may be. For the purpose of this agreement, "'force majeurell shall mean any of the following events beyond the control of the parties:

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(a)  lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;

(b) substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the supplier;

(c) strikes, lockouts or other industrial disturbances of the supplier;

(d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

(e) inability to obtain supplies necessary to manufacture and package the Products at the Licensee's plants, if inability is industry-wide among similar manufacturers or inability to obtain electric power, water, fuel or other utilities, or services necessary to operate the plants; and

(f) any other material event that could reasonably be considered to be force majeure by reason that it is beyond the control of the party affected;

but shall not include the inability of either party to obtain financing or any other financial inability on the part of either party.

                     ARTICLE XIV - TERXINATION

15.1 Termination of Notice

15.1.1    Either party may terminate this agreement if,

(a) the other party is in default in any material respect in the performance of any of its obligations under this agreement or otherwise commits any material breach of this agreement, and such default continues after sixty (60) days' written notice sent by first class postage prepaid registered from the non-defaulting party to the defaulting party stating the particulars of such default (for the purposes herein, any failure to make any payment due under this agreement shall be a material default);

(b) bankruptcy or insolvency proceedings are instituted by or against the other party, which the other party does not defend or which it is not successful in defending, or the other party is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors or proposes or makes any arrangements for the liquidation of its debts or a receiver or receiver and manager is appointed with respect to all or any part of the assets of the other party.

15.2 Events Upon Termination

15.2.1 Upon termination of this agreement f or any cause whatsoever,

(a) all Royalties, including Royalties on the Products then on hand or in the course of manufacture, shall immediately become due and payable;

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(b)  the Licensee shall forthwith, and not later than ninety (90)
days thereafter, return free of any charge to the Grantor, all written information of whatever kind, including graphic and electronically or magnetically recorded documents furnished by the Grantor or created by the Licensee in relation to the Products including, without limitation, notes, memoranda, diaries, records, drawings, prints, sketches, plans, specifications and other technical information made by the Licensee or its agents, affiliates or employees and copies of any kind made thereof by anybody, and derived from the technology of the Patents, Know-How, Trade Marks, Products, or the manufacture thereof; further, the Licensee agrees that it will forthwith discontinue the use of and refrain from using, disclosing or exploiting the Know-How and any technical data and information pertaining thereto or any improvement or development in respect thereof disclosed to it under this agreement by the Grantor and from manufacturing or selling the Products and the Grantor shall forthwith have the right to institute proceedings for infringement of any of its Patent and Trade Mark rights then in force;

15.2.2         Notwithstanding any such termination:

(a) all warranties and covenants set out in this agreement and all obligations of indemnification shall survive and continue to bind the parties;

(b) the Licensee shall honour any remaining payment obligations set out in this Agreement.

                  ARTICLE XV - GENERAL PROVISIONS

16.1 Mutual Hold Harmless: With respect to damage or injury to third parties resulting from use or consumption, or any pollution or violation of applicable environmental laws or regulations resulting from any release or disposal, of any Products (including by-products or waste from production), produced under the license granted by this Agreement (any of which is referred to in this section as an "Indemnified Event"), then the following shall apply as the case may be:

(a) If the Indemnified Event results from the negligent or wrongful acts of the Grantor or defective technology licensed hereunder, or information or technical assistance provided by the Grantor to the Licensee under this Agreement, then the Grantor shall indemnify and hold the Licensee harmless from any liability for damage, injury, fine or penalty to said third party or the applicable governmental authorities in connection with the Indemnified Event, which indemnity shall include reasonable attorney's fees and costs of defence.

(b) If the Indemnified Event results from any negligent or wrongful acts of the Licensee, or from the Licensee's failure to properly use and apply the technology licensed hereunder, or information or technical assistance supplied by the Grantor pursuant to this Agreement in accordance with the Grantor's recommendations, then the Licensee shall indemnify and hold the Grantor harmless from any liability for damage, injury, fine or penalty to said third party or the applicable governmental authorities in connection with the Indemnified Event, which indemnity shall include reasonable attorney's fees and costs of defence.

16.2      Dispute Resolution

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All disputes arising in connection with the present contract shall be finally settled under any Arbitration Act, R.S.N.B. 1973# c. A-
10.1. The decision of a majority of the arbitrators shall be final and binding on the parties, and the expense of the arbitration shall be paid as the arbitrators may determine.

16.3           Assignment

16.3.1 The Grantor acknowledges that the Licensee may assign this Agreement to an Affiliate or subsidiary and the assignee shall continue to be bound by the terms and conditions of this Agreement. The Licensee acknowledges that the Grantor may assign this Agreement to an Affiliate or subsidiary and the assignee shall continue to be bound by the terms and conditions of this Agreement.

16.4           Language

16.4.1         The language of this contract shall be English.

16.5      Extended Meanings

16.5.1 Words importing the singular number include the plural and vice versa and words importing gender include all genders as provided in Clause 1.2.1.

16.6      Applicable Law

16.6.1 This agreement shall be deemed to have been made, executed and delivered in Moncton, New Brunswick, Canada, and any controversy arising under or in relation to this agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick, Canada.

16.7      Entire Agreement

16.7.1 This agreement constitutes the entirety of all the parties with respect to the subject-matter hereof and, except as stated in this agreement and in the instruments and documents to be executed and delivered pursuant to it, contains all of the representations, undertakings and agreements of all parties respecting the subject-matter hereof. There are no representations, undertakings or agreements of any kind between all the parties respecting the subject-matter hereof except those contained in this agreement.

16.8           Severability

     The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision.

16.9           Currency

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16.9.1 Unless otherwise specifically provided in this agreement, all references to dollar amounts or other money amounts are expressed in terms of lawful money of Canada.

16.10          Notices

16.10.1 Any notice or other document required or permitted to be given under this agreement shall be in writing and shall be delivered, mailed by pre-paid registered mail, return receipt requested or sent by telex or telecopy addressed to the party or parties to whom it is to be given at the address shown below or at such other address or addresses as the party or parties to whom such writing or document is to be given shall have last notified all other parties in accordance with the provisions of this paragraph:

(a)       if to the licensee at:
          4199 Marcy
          Warren, Michigan 48091-1799

(b)       if to the Grantor at:
          P. 0. Box 1354
          Moncton, New Brunswick ElC 8T6

16.10.2   Any such notice or other document shall:

(a) if delivered, be deemed to have been given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

(b) if transmitted by telex or telecopy, be deemed to have been given and received at the place of receipt on the next business day in the place of receipt, following the day of sending; and

(c) if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

16.10.3 In the event of postal disruption, such notices or documents must either be delivered personally or sent by telex or telecopy.

16.11          Amending of Agreement

16.11.1 None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party,, their respective agents, servants or employees unless done so in writing signed by both parties.

16.12          Waiver of Breach

16.12.1 No waiver on behalf of any party of any breach of the provisions shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed

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shall not limit or affect such party's rights with respect to any future breach of any of the provisions of this agreement.

16.13          Successors and Assigns

16. 13. 1 This agreement shall be binding on and enure to the benefit of the successors and permitted assigns (Affiliates) of both parties and all persons or corporations succeeding to or acquiring the business now carried on by the Grantor or the Licensee.

16.14          Time

16.14.1 When calculating the period of time within which or following which any act is to be done or step taken the date which is the reference day in calculating such period shall be excluded.

16.15          Time of the Essence

16.15.1   Time shall be of the essence of this agreement.

                 ARTICLE XVI - FURTHER ASSURANCES

17.1      Further Assurances

17.1.1 The Parties agree to co-operate with and assist each other and take such further or additional action as may be reasonably necessary to implement and carry into effect this Agreement to its full extent.

                       ARTICLE XVII - WAIVE
18.1           Waiver

18.1.1 The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. No failure to exercise and no delay in exercising, on the part of either party hereto, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided are accumulative and not exclusive of any rights or remedies at law.

     IN WITNESS WHEREOF the parties have duly executed this agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED       TRANSFORM PACK INC.
in the presence of
                                   Per: /s/
                                   ELIAS BROTHERS
                                   RESTAURANT INC.
                                   Per  /s/

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                                   "A"

                  FLI SEASONING SHEET PROSPECTUS

1.        Beacon Food Services
2.        Bennett Enterprises
3.        Bob Evans Farms
4.        Cargill
5.        Canteen Services
6.        Chicken Shack
7.        Chicago Beef Company
8.        Daiei
9.        Executive Caterers
10.       TGI Fridays
11.       HDS Food Services
12.       Iceland Seafood Corporation
13.       Kroger
14.       Main Event Catering
15.       Metromedia
16.       Norpac
17.       Performance Foods
18.       Sugar Creek Packing
19.       Wegman's Food Markets
20.       Zehnder's of Frankenmuth

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